                                                                   EXHIBIT 99.A

                               STATE OF MICHIGAN

                 BEFORE THE MICHIGAN PUBLIC SERVICE COMMISSION

                                     *****


     In the matter of the application of             )
     MCN ENERGY GROUP, INC., a Michigan              )
     corporation, for certification pursuant to      )    Case No. U-11373
     Section 33(a)(2) of the Public Utility Holding  )
     Company Act of 1935.                            )
     ________________________________________        )


           At the September 12, 1997 meeting of the Michigan Public Service Commission in Lansing, Michigan.


                  PRESENT:  Hon. John G. Strand, Chairman
                            Hon. John C. Shea, Commissioner
                            Hon. David A. Svanda, Commissioner



                                     ORDER

           On April 30, 1997, MCN Energy Group, Inc., (MCN) filed an application for certification pursuant to Section 33(a)(2) of the Public Utility Holding Company Act of 1935 (PUHCA), 15 USC 79z-5b.

           MCN is a diversified energy holding company with natural gas markets and investments throughout North America. Its operations include both utility and non-utility activities. MCN's utility subsidiaries serving Michigan customers are Michigan Consolidated Gas Company (Mich Con) and Citizens Gas Fuel Company. MCN Investment Corporation (MCNIC), a subholding company of MCN, owns subsidiaries that engage in businesses involving oil, natural gas, and power generation.

           In its March 10, 1997 order in Case No. U-11322, and the July 31, 1997 order in Case No. U-11457, the Commission granted MCN's requests for certification that the Commission has the authority and resources to protect ratepayers subject to its jurisdiction and intends to exercise that authority with regard to MCNIC's proposed investments in certain electric generating facilities in India totaling $210 million.

           MCN states that it may from time to time make additional investments in energy-related projects in India. MCN requests that the Commission grant certification for up to $500 million in additional equity investments throughout India. MCN believes that additional investments in India will involve substantially similar issues and Commission resources would be saved by approving its request. MCN states that it will make no single investment that is greater than $100 million and that it will provide the Commission with 30 days' notice of all investments in increments of $50 million of the $500 million requested. MCN represents that the $500 million investment accounts for about 8% to 11% of MCN's total assets.

           MCN states that any investment project will operate separately from MCN and its United States-based subsidiaries and that customers of those subsidiaries will see no change in their day-to-day utility services and rates. MCN asserts that investments in India will not harm MCN's financial viability, will not affect tax revenues of Michigan political subdivisions, and will not be contrary to the public interest.

           MCN states that it will not seek to recover from its Michigan customers the direct or indirect costs of its investments in India. In addition, MCN commits to providing access to books and records reasonably necessary for the Commission to exercise its jurisdiction. MCN acknowledges that the requested certification does not constitute approval of the proposed investment or a finding that the investment is reasonable.

           MCN represents that it is exempt from regulation under PUHCA. MCN further represents that future investments may be in foreign utilities as defined by PUHCA and will be exempt from regulation under PUHCA if every state commission having jurisdiction over the electric or gas rates of an affiliated utility company certifies that the state commission has the authority and resources to protect the utility's ratepayers and that it intends to exercise that authority. MCN therefore requests that the Commission grant that certification with respect to Mich Con.

           After review of the application, the Commission finds that ex parte approval is appropriate. The Commission concludes that it should grant the certification for investments in international projects, primarily in India, while reserving the right to prospectively revoke it, as PUHCA permits, and on the condition that Mich Con not seek to recover from its ratepayers any direct or indirect costs of the investment in foreign utilities. Furthermore, the granting of the certificate is not approval or endorsement of the transaction. Finally, as the Commission has required in connection with the prior certifications, MCN and its affiliates shall provide the Commission at least 30 days' notice of the intent to make additional foreign investment or to increase MCN's interest in projects in India.

           The Commission FINDS that:

           (1) Jurisdiction is pursuant to 1909 PA 106, as amended, MCL 460.551 et seq.; MSA 22.151 et. seq.; 1919 PA 419, as amended, MCL 460.51 et seq.; MSA 22.1 et seq.; 1939 PA 3, as amended, MCL 460.1 et seq.; MSA 22.13(1) et seq.; 1969 PA 306, as amended, MCL 24.201 et seq.; MSA

      3.560(101) et seq.; 15 USC 79z-5b; and the Commission's Rules of Practice and Procedure, as amended, 1992 AACS, R 460.17101 et seq.

           (2) With respect to the transactions described in MCN's application, the Commission has the authority and resources to protect ratepayers subject to its jurisdiction and intends to exercise that authority.

           (3) Ex parte approval is appropriate.

           THEREFORE, IT IS ORDERED that the Commission grants the certification requested by MCN Energy Group, Inc., pursuant to 15 USC 79z-5b. With respect to the transaction described in the application, the Commission has the authority and resources to protect rate payers subject to its jurisdiction and intends to exercise that authority.

           The Commission reserves jurisdiction and may issue further orders as necessary.

        MICHIGAN PUBLIC SERVICE COMMISSION



        /s/John G. Strand
        -------------------------
        Chairman

        (S E A L)

        /s/John C. Shea
        -------------------------
        Commissioner


        /s/David A. Svanda
        -------------------------
        Commissioner


        By its action of September 12, 1997.



        /s/Dorothy Wideman
        -------------------------
        Its Executive Secretary